                                                                   EXHIBIT 10.4


                        VENTURE PARTICIPATION AGREEMENT

                                    between

                            SUN COMPANY, INC. (R&M)

                           LIQUID ENERGY CORPORATION

                                      and

                          ENTERPRISE PRODUCTS COMPANY

                               Dated May 1, 1992

                   INDEX TO VENTURE PARTICIPATION AGREEMENT

Section                                                                    Page
-------                                                                    ----

1.  Definitions ........................................................... 2

2.  Establishment and Maintenance of the Partnership ...................... 5

3.  Acquisition of the Site ............................................... 7

4.  Certain Basic Commitments ............................................. 8

5.  Operation of the Partnership .......................................... 9

6.  Indemnities ........................................................... 11

7.  Confidentiality, Restricted Disclosure and Limited Use Commitments .... 12

8.  Assignment ............................................................ 15

9.  Term and Termination .................................................. 16

10. Alternative Dispute Resolution ........................................ 17

11. Representations and Warranties ........................................ 21

12. Miscellaneous ......................................................... 23

                       VENTURE PARTICIPATION AGREEMENT

    THIS AGREEMENT dated as of May 1, 1992, is among Sun Company, Inc. (R&M), a Pennsylvania corporation ("Sun"), Liquid Energy Corporation. a Delaware corporation ("LEC"), and Enterprise Products Company, a Texas corporation ("Enterprise"). Each of Sun, LEC and Enterprise are sometimes referred to individually as a "Party" and collectively as the "Parties".

                                  WITNESSETH:

     WHEREAS, Sun. among other things, is engaged in the refining and marketing of motor gasoline and, in connection therewith, requires quantities of methyl tertiary butyl ether ("MTBE") for use as an oxygenate and octane enhancer for blending with such gasoline; and

     WHEREAS, the Parties each have quantities of isobutane available to supply the necessary feedstock for the operation of an isobutane dehydrogenation and MTBE production facility (hereinafter referred to as "Facility"); and

     WHEREAS, the Parties desire to participate in the ownership, construction and operation of such a Facility, from which Sun would obtain all of the quantities of MTBE produced; and

     WHEREAS, the Parties desire to form a joint venture in the form of a partnership among themselves or their respective Subsidiaries, the purpose of which is to jointly engage in the ownership or leasing, construction and operation of a profitable Facility to produce MTBE for supply to Sun using isobutane feedstocks supplied by each of the Parties, all on the terms and conditions referenced herein;

    NOW THEREFORE, in consideration of the foregoing and the mutual and dependent agreements hereinafter set forth, the Parties hereby agree as follows:

1. Definitions. The following definitions shall apply in the interpretation of this agreement unless otherwise provided:

    1.1 "Affiliate(s)" means, as to the Party specified, an entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under control with, such Party.

    1.2 "Agreement" means this Venture Participation Agreement and the exhibits attached hereto.

    1.3 "Construction Agreements" means, collectively the agreements pertaining to the engineering and construction of the Facility, the content of which shall be approved in advance by all of the Partners and entered into between the Partnership and such engineers and contractors as are selected by agreement of all the Partners.

    1.4 "Controlling Shareholder" shall mean a natural person who directly owns and/or controls more than fifty (50%) per cent of the voting stock of a Party.

    1.5 "Enterprise Partner" means Enterprise or any assignee or successor thereof permitted by the Partnership Agreement.

    1.6 "Extended Services Agreement" means the agreement between the Partnership and Enterprise for the provision of certain utilities and other services for the benefit of the Facility, to be executed pursuant to Section 2.3 hereof, as the same may be amended from time to time as set forth therein.

    1.7 "Facility" means the isobutane dehydrogenation and MTBE production facility, having a minimum annual design production capacity of 193,450,000 gallons of MTBE, which the Partnership shall cause to be engineered and constructed at the Site.

                                      -2-
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    1.8 "Financing" means the financing obtained for the benefit of the
Partnership prior to Start-Up (including loans for working capital for the Partnership, construction loans, financing in the form of a lease or sale/leaseback) and any subsequent refinancing of such obligations.

    1.9 "Isobutane" means isobutane meeting the minimum specifications set forth in the Isobutane Supply Agreements, as the same may be amended from time to time as set forth therein.

    1.10 "Isobutane Supply Agreements" means, collectively, the isobutane supply agreement between each of the Parties and the Partnership, to be executed pursuant to Section 21.3 hereof, as the same may be amended from time to time as set forth therein.

    1.11 "LEC Partner" means Liquid Energy Fuels Corporation, a Delaware corporation which is a Subsidiary of LEC, or any assignee or successor thereof PERMITTED by the Partnership Agreement.

    1.12 "License Agreements" means, collectively, the written agreements between the Partnership and the entities selected by agreement of all the Partners whereby such entities shall supply and license to the Partnership, on terms acceptable to the Partners, the isobutane dehydrogenation nation, MTBE and other mutually acceptable technologies necessary to operate the Facility.

    1.13 "Management Committee" means the Partnership's management committee, as further described in this Agreement and in the Partnership Agreement.

    1.14 "Mechanical Completion" means that date, determined pursuant to the Construction Agreements, when the Facility is mechanically and structurally complete such that commissioning of the Facility may be commenced in a safe and orderly manner.

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    1.15 "MTBE" means methyl tertiary butyl ether product meeting the specifications set forth in the MTBE Off-Take Agreement, as the same may be amended from time to time as set forth therein.

    1.16 "MTBE Off-Take Agreement" means the agreement between Sun. or its Affiliate, and the Partnership for the purchase and sale of MTBE to be executed pursuant to Section 2.3 hereof, as the same may be amended from time to time as set forth therein.

    1.17 "Operator" means the Operator designated in the Plant Operating Agreement.

    1.18 "Partners" means, collectively, Sun Partner, Enterprise Partner and LEC Partner.

    1.19 "Partnership" means the general partnership between the Partners are pursuant to Article 2 of the Partnership Agreement.

    1.20 "Partnership Agreement" means the agreement among the Partners creating the Partnership and executed pursuant to Section 2.3 hereof.

    1.21 "Partnership Interest" means the respective ownership interest of each of the Partners in the Partnership, as specified in Section 2.1 hereof or as hereafter adjusted, from time to time, in accordance with the Partnership Agreement.

    1.22 "Plant Operating Agreement" means the agreement between Enterprise and the Partnership with respect to operation of the Facility and executed pursuant to Section 2.3 hereof, as the same may be amended from time to time as set forth therein, or any successor agreement thereto.

    1.23 "Project Services Agreement" means the agreement between Enterprise and the Partnership, to be executed pursuant to Section 2.3 hereof, as the same may be amended from time to time as set forth therein.

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    1.24  "Site" means that certain real property located in Mont Belvieu. Texas and owned by Enterprise, as more particularly described in Exhibit "A" attached hereto.

    1.25 "Start-Up" means the last day of the calendar month in which Facility production, over a consecutive thirty (30) day period, first equals or exceeds an average of 424,000 gallons of MTBE per day. In no event, however, shall Start-Up be later than the first day of the month following the date that is four (4) months after Mechanical Completion.

    1.26 "Subsidiary" means, as to the Party specified, an entity that directly or indirectly through one or more intermediaries, is wholly owned by such Party.

    1.27 "Sun Partner" means Sun BEF, Inc. a Texas corporation which is a Subsidiary of Sun, or any assignee or successor thereof permitted by the Partnership Agreement.

2. Establishment and Maintenance of the Partnership.

   2.1 The Parties desire to establish and maintain the Partnership to own and operate the Facility in accordance with the terms of this Agreement and the Partnership Agreement. Subject to adjustment only as permitted in the Partnership Agreement, the Partnership Interest of each of the Partners shall be as follows: Sun Partner - 33 1/3%, LEC Partner - 33 1/3%, and Enterprise Partner - 33 1/3%.

   2.2 As used throughout this Agreement and the Partnership Agreement, any reference to any obligation of the Partners or of the Partnership, as the case may be, shall, except as provided below or unless otherwise expressly agreed in writing by all the Parties, he deemed to incorporate a corresponding obligation of each Party to cause its respective Partner to perform such obligation or to cause the Partnership to perform such obligation, as the case may be. The Parties shall not be obligated hereunder to cause their respective Partners, or to cause the Partnership, to repay any Partnership debt obtained in accordance with Section 5.4(b) of this Agreement if (i) Parties whose respective Partners control at least

66 2/3% of the aggregate Partnership Interests expressly so agree in writing and (ii) such Partnership debt shall be without recourse to or guaranteed by the Parties which have so agreed.

   2.3    (a) Simultaneously with the execution and delivery of this Agreement
(i) the Partners shall execute and deliver the Partnership Agreement; (ii) the Partnership shall execute and deliver the Isobutane Supply Agreements, which also shall be executed by Sun, LEC and Enterprise, respectively; and (iii) the Partnership also shall execute and deliver the MTBE Off-Take Agreement, which also shall be executed by Sun.

          (b) At such time or times following execution of this Agreement as the Management Committee deems appropriate, the Partnership also shall execute and deliver (i) the Plant Operating Agreement, which also shall be executed by Enterprise as initial plant operator, (ii) the Extended Services Agreement, which also shall be executed by Enterprise; and (iii) the Project Services Agreement, which also shall be executed by Enterprise.

          (c) At such time or times as is or are appropriate, the Partners also shall execute and deliver such certificates, consents and other documents as may be necessary or appropriate to enable the Partnership to conduct the business contemplated by the Partnership Agreement, to qualify the Partnership as a general partnership in good standing under the laws of the State of Texas, and to qualify it to do business in the State of TEXAS and any other appropriate location for the purpose of conducting such business.

   2.4 Unless otherwise expressly agreed in writing by all the Parties, each Party agrees to either be the Partner or maintain its respective Partner as its Subsidiary to not permit the liquidation or dissolution of such Partner, and to maintain or cause such Partner to maintain its Partnership Interest from the date of the formation of the Partnership until such time as the Partnership is terminated or such Partnership Interest is transferred in accordance with the provisions of the Partnership Agreement. Each Party shall cause all

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stock, if any, of its respective Partner which is a Subsidiary to be represented by certificates bearing the following legend conspicuously evidencing this restriction on transfer:

                           "RESTRICTIONS ON TRANSFER

     The share(s) of stock represented by this certificate are subject to restrictions on transfer imposed by that certain Venture Participation among Enterprise Products Company, Sun Company, Inc. (R&M) and Liquid Energy Corporation, dated May 1, 1992. This stock shall not be sold, assigned, pledged, donated, exchanged, disposed of, or otherwise transferred or encumbered, directly or indirectly, except as permitted by such Agreement."

Notwithstanding the foregoing, a Party or its respective Partner shall be permitted to pledge ail or any portion of the stock of such Partner which is a Subsidiary if, and only to the extent that, such pledge is necessary to secure financing for the benefit of the Partnership and the prior written consent to the making of such pledge has been obtained from each of the remaining Parties.

3. Acquisition of the Site.

   At such time as they deem appropriate following execution of the Partnership Agreement, the Partnership shall either (a) purchase from Enterprise, in which case Enterprise shall sell to the Partnership, the Site for a per acre price equal to the per acre price paid by Enterprise for the such parcel or (b) select an alternative site for acquisition by the Partnership, in which event, Section
1.24 and Exhibit "A" attached hereto shall be amended accordingly. In the event the Partnership determines it no longer has a need for the Site, it shall notify Enterprise in writing that it desires to abandon the Site for Partnership purposes and Enterprise shall have sixty (60) days in which to respond in writing that it desires to reacquire the Site for the same price per acre paid by the Partnership to acquire such Site. If Enterprise does desire to reacquire the Site, the Partnership shall convey title to Enterprise as soon as the closing can be accomplished.

4. Certain Basic Commitments.

   4.1 For as long as the Partners shall maintain their respective Partnership Interests, each Partner shall make available the member or members of the Management Committee that it is entitled to appoint pursuant to the Partnership Agreement at no cost to the Partnership. The Partnership's business and operations shall be managed by the Management Committee as provided in the Partnership Agreement. Members of the Management Committee shall not be employees of the Partnership.

   4.2 Operating personnel shall be provided by Operator pursuant to, and compensated in accordance with, the Plant Operating Agreement. Unless otherwise agreed by the Parties, accounting, legal, tax, invoicing and other administrative support activities required by the Partnership from time to time shall be performed pursuant to the Plant Operating Agreement and/or the Project Services Agreement.

   4.3 This Agreement establishes no special or cooperative relationship among the Parties except as to the business of the Partnership. This Agreement shall be implemented and the Partnership conducted in a manner assuring that the joint endeavor shall be strictly confined to such business. In particular, the Parties and their respective Affiliates shall not exchange non-public information or data except to the extent necessary to accomplish, and solely in connection with the conduct of, such business and the related commitments contained in this Agreement. Also, each Party reserves and is hereby granted the right to make and enter into contracts with third parties for the sale or purchase of isobutane, the sale or purchase of MTBE, the sale or purchase of any other goods and services and the operation of other facilities, to the extent the same are not required for meeting any obligations contemplated by this Agreement.

5. Operation of the Partnership.

    5.1 The Partnership shall be organized. managed and terminated as set forth in the Partnership Agreement and all Partnership decisions and commitments shall be made as provided therein.

    5.3 Except as specifically provided herein or in any of the agreements contemplated herein. or unless otherwise expressly agreed by all the Partners, the Partners shall share all profits and losses of the Partnership in proportion to their respective Partnership Interests, as further provided in the Partnership Agreement.

    5.3 Except as specifically provided herein or in any of the agreements contemplated herein, or unless otherwise expressly agreed by all the Partners. the Parties and their Affiliates shall receive no payments for services or property donated or otherwise made available to the Partnership.

    5.4 (a) In accordance with the Partnership Agreement, the Partnership may from time to time make capital calls on the Partners. Unless otherwise agreed to by all the Parties or unless excused in accordance with the last sentence of
Section 2.2, each Party agrees to make or cause to be made, contributions in amounts equal to its respective Partner's share of any such capital call required in accordance with the Partnership Agreement.

          (b) In accordance with the Partnership Agreement, the Partnership may from time to time incur debt or other obligations in the name of the Partnership. In the event that all the Parties agree, such debt or obligation may be secured by guarantees of the Parties or any of their respective Affiliates. Any such guarantee shall be on the basis of each Party's respective Partner's Partnership Interest and on a several but not joint basis unless some other basis is agreed to in writing by the Parties. In addition, any such guarantees shall contain a provision stipulating that, in the event any Partner(s) purchases another Partner's Partnership Interest, as permitted by
Section 8.2 of this Agreement, the
guaranteeing entities of such purchasing Partner(s) shall assume any guarantee obligations of the departing Partner's guarantor thereunder, whereupon such guarantor shall be deemed to be released from such obligations. The Parties and the Partners shall use their best efforts to assure that any loan agreement and any other documents governing such guaranteed financing (i) shall not include as an event of default the bankruptcy or insolvency of any guarantor or any event relating thereto; (ii) shall in the case of an event of default or failure to perform by any guarantor permit each solvent guarantor to repay its portion of the guaranteed financing in accordance with the originally scheduled maturities and other terms without regard to any acceleration of any portion of such guaranteed financing, or any other modification of terms (e.g., higher interest rate), due to bankruptcy, insolvency or any related event concerning any other guarantor(s); and (iii) shall not permit the lenders to ; foreclose on the Facility.

   5.5 All intellectual property including, without limitation, inventions, know-how, trademarks, trade names and works of authorship, made or discovered by the Partnership shall remain the property of the Partnership. Each Party warrants that any inventor or creator of said intellectual property who is an employee, agent or otherwise under the control of said Party or an Affiliate thereof is under an obligation to assign said intellectual property to said Party or Affiliate. Upon said invention or creation, each Party, agrees to cause said inventor to assign his rights to the Partnership and to take those steps necessary ,to perfect the Partnership's rights in said intellectual property, including the application for and prosecution of patent applications which may be filed on any inventions arising hereunder, the cost of such steps to be for the account of the Partnership. If said rights are vested in the Party or an Affiliate thereof, said Party or Affiliate agrees to assign said rights to the Partnership. The Partnership agrees to take all steps necessary to maintain said intellectual property rights, including the payment of appropriate patent application and maintenance fees, unless such rights are released by the Management Committee. In the event the Partnership decides not to maintain said intellectual property rights, the Partnership shall assign said rights to the individual Parties, jointly and severally. However, use of such intellectual property by any Party or Affiliate thereof for purposes other than Partnership business (e.g., to support other business of such party) shall be permitted at any time after the Parties have, by unanimous agreement, committed to cause the Facility to be constructed as contemplated herein.

    5.6 The Partnership shall conduct its business consistent with procedures and safeguards adopted by it to effectively isolate and insulate all market sensitive information pertaining to the business and operations of the Partnership so that such information is not available to persons not needing it for managing or conducting the business affairs of the Partnership; provided that such information shall be made available, under appropriate safeguards, as required by any federal, state or local law, rule or regulation, by order of any court or regulatory agency, or as otherwise agreed by the Partners. The Parties and the Partners shall severally take appropriate measures pertaining to activities of their respective personnel designed to secure to the Partnership appropriate confidentiality for all such market sensitive information pertaining to prices and production and all policies, strategies, plans, data and other information pertaining to either prices or production.

6.  Indemnities.

   6.1 Each Party to this Agreement shall indemnify, hold harmless and defend the Partnership, the other Parties and their Affiliates, as the case may be, from and against all Suits, claims, demands, losses, damages and expenses arising from or incident to any infringement or claimed infringement of any patent or other rights for which such Party is responsible. A Party shall be deemed responsible for such infringement if such infringement results from the use, in connection with the manufacturing, selling or distributing activities contemplated by this Agreement, of patented inventions, know-how or other intellectual property furnished by such Party (or its Affiliates) to the Partnership, to another Party or another Party's Affiliates. The Partnership shall be deemed responsible for such infringement if such infringement results from the use, in connection with the operating, selling or distributing activities contemplated by this Agreement, of patented inventions, know-how or other intellectual property obtained by the Partnership or owned by the Partnership pursuant to Section 5.5 of this Agreement.

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

   6.2 Each Party shall be required to indemnify, hold harmless and defend the other Parties and their Affiliates, as the case may be, with respect to any claims, liabilities, damages and losses resulting from its own gross negligence or will1ful misconduct, except as otherwise expressly provided in any agreement between such Party and the Partnership. Additionally, each Party shall indemnify, hold harmless and defend the other Parties and their Affiliates, as the case may be, with respect to any liabilities for debt which are, by agreement of such Party to be borne severally by such Party and not jointly by all the Parties or the Partnership. Except for the aforementioned situations where a Party is required to indemnify, hold harmless and defend the others, unless otherwise unanimously agreed by the Parties, each Party shall indemnify, hold harmless and defend the others and their Affiliates, as the case may be. proportion to its Partner's Partnership Interest, from and against any and all claims, liabilities, damages and losses, including attorney's fees, imposed upon such other Parties and Affiliates and in any way arising out of or relating to the Partnership, including but not limited to those arising from any breach of contract by the Partnership, or any transactions contemplated by this Agreement or under-taken by the Partnership.

7. Confidentiality. Restricted Disclosure and Limited Use Commitments.

   7.1 Each Party shall, and shall assure that their respective Affiliates shall, (i) treat as confidential all Confidential Information (as hereinafter defined) which such Party or its Affiliates obtain directly or indirectly in connection with this Agreement or the Partnership, and (ii) not disclose the same to others nor use the same, except as provided herein, from the date of this Agreement until ten (10) years following termination of this Agreement. The obligation of this Section 7.1 shall apply, without limitation, to all information learned by any Party in the course of negotiating or implementing this Agreement concerning the business, assets, customers, processes or methods of another Party or its Affiliates.

   As used herein. "Confidential Information" means any information of any Party or the Partnership that might reasonably be considered secret, sensitive or private, including but not limited to the following:

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

         (a) Data, know-how, formulae, processes, designs, plans, specifications, reports, financial information, studies, findings, inventions and ideas, or other information relating to the Partnership, or methods or techniques used by the Partnership, whether or not contained in samples, documents, sketches, photographs, drawings, lists, and the like;

         (b) Data and other information employed or acquired in connection with the sales to, or marketing of the products of, any Party, including cost information business policies and procedures, revenues and markets, distributors and customers, and similar items of information whether or not contained in documents or other tangible materials; and

         (c) Any other information of a Party obtained by the other Parties to this Agreement during the term hereof, that is not generally known to, and not readily ascertainable by proper means by, third parties who could obtain economic value from its use or disclosure.

   To the extent practicable, documents and other tangible materials containing Confidential Information shall be marked "Proprietary" or "Confidential". Each Party shall take all appropriate steps to prevent unauthorized disclosure of any Confidential Information by its Affiliates and employees, which steps include the execution by all such persons of written agreements containing obligations of confidentiality, restricted disclosure and limited use relative thereto consistent with this Article 7. The Parties shall not permit access to Confidential Information by their Affiliates and employees, except on a need-to-know basis. The Partnership shall likewise comply with this Article 7.

   7.2 (a) The obligations of Section 7.1 shall not apply to Confidential Information after (i) it has become generally available to the public through no fault of the receiving Party or any of its Affiliates, (ii) it was in the receiving Party's or Affiliate's possession before disclosure hereunder and did not come directly or indirectly from another Party or its Affiliates, or (iii) it becomes known to the receiving Party or Affiliate through lawful disclosure from a source that is not another Party or an Affiliate of another Party, and that at the time is under no obligation not to disclose it to the receiving Party or its Affiliate.

          (b) Confidential Information may be disclosed by a recipient Party to one or more of its Affiliates to the extent necessary or appropriate to carry out such Party's responsibilities of this Agreement, provided that if the Confidential Information relates to businesses or activities of a nother Party or Affiliates, other than the business of the Partnership, it shall not be disclosed to any of the recipient Party's Affiliates unless the Confidential Information is directly related to the business of the Partnership and the proposed disclose has a need to know such Confidential Information to conduct such business successfully.

          (c) Confidential Information may be disclosed (i) in accordance with the License Agreements; (ii) to contractors and consultants only if directly related to the business of the Partnership and only to the extent necessary to facilitate the construction, extension, modification, operation or repair of the Facility and equipment of the Partnership; and (iii) to lenders, auditors and rating agencies only if directly related to the financial affairs of the Partnership and only to the extent the proposed disclosee has a need to know such Confidential Information to facilitate the financial affairs of the Partnership or to perform an audit of the Party or its Affiliate; provided that the proposed disclosee first signs an agreement with obligations at least consistent with the other provisions of this Article 7. In the event the proposed disclosee refuses to sign such an agreement, no such disclosure shall be made, except as specifically approved by the Management Committee.

          (d) Such obligations shall not be deemed to obligate any Party to do or refrain from doing any act, the doing or not doing of which would cause or reasonably be expected to cause such Party to fail to fulfill or comply with any obligation or requirement imposed by any applicable law, governmental regulation or stock exchange rule, provided, that. any disclosures of Confidential Information made to fulfill or comply with any such law, regulation or rule shall be made (i) only after notice, whenever practicable, to the other Parties, and (ii) under conditions invoking all confidentiality protections as are available by law, regulation or rule.

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

    7.3 Except as specifically provided in this Agreement, no right or license granted to use any Confidential Information disclosed to or otherwise obtained by any person or entity in the course of the negotiation or implementation of this Agreement or otherwise in connection therewith.

    7.4 Each Party shall be responsible for assuring full compliance, by itself, its affiliates, and all employees and other personnel of itself and its Affiliates, with the obligations of Section 7.1 of this Agreement. Each Party shall take all necessary measures to assure such compliance.

    7.5 Each Party shall permit the others to review in advance and approve the form of any written descriptions or written announcements including press releases concerning this Agreement or the Partnership.

8. Assignment.

    8.1 The Parties acknowledge that each Party, its Controlling Shareholder, if any and its respective Partner were selected to participate in this venture due to certain contributions and strengths of such party that the remaining Parties view as essential to the success of the venture, such that any transfer, conveyance, pledge or other encumbrance thereinafter "Transfer") by a Party or its Controlling Shareholder of the interest herein of such Party or such Controlling Shareholder to a third party may substantially diminish the value of the remaining Parties' interests. For that reason, and due to the confidential nature of much of the information to be exchanged and generated at the Partnership level, the Parties wish to limit the right of a Party or a Controlling Shareholder to Transfer its or his interest in this Agreement, all as set forth below in this Article 8.

    8.2 No Party may Transfer this Agreement, or any rights or obligations hereof, whether voluntarily or by operation of law, without the prior written consent (and on such terms and conditions as may be contained therein) of the remaining Parties, which consent will not be unreasonably withheld; provided that a Party may Transfer this Agreement without the prior written consent of the remaining Parties if (a) the Transfer is to any of its affiliates or it occurs by reason of the merger, consolidation, or transfer of stock or partnership interest of such Party with or to an Affiliate, (b) the Transferee Party's Partner's either the Transferee itself or a Subsidiary of such Transferee and (c) if such Transfer takes place during the Deferred Period defined below, the Controlling Shareholder remains in control of the Transferee. Any Transferee permitted by this Section 8.2 shall be required to execute and deliver to the remaining Parties a written agreement whereby it assumes all rights and responsibilities of the Transferor under this Agreement. Any Transfer in violation of the foregoing shall be void.

   8.3 Furthermore, prior to final repayment of the Financing, or five (5) years from the date of Start-Up, whichever occurs later (hereinafter the "Deferred Period"), a Controlling Shareholder (if any) may not Transfer this Agreement, or any rights or obligations hereof, whether voluntarily or by operation of law, without the prior written consent (and on such terms and conditions as may be contained therein) of the remaining Parties, which consent will not be unreasonably withheld. After the Deferred Period, any such Transfer may be made by a Controlling Shareholder without the consent of the remaining Parties.

9.  Term and Termination.

   9.1 Term. This Agreement shall continue in full force and effect from the date hereof until such time as only one Party's Partner (including permitted successors, assigns or transferees of any original Party to this Agreement) holds any Partnership Interest, until the Partnership is dissolved and the winding up of its affairs is completed in accordance with Article 12 of the Partnership Agreement, or until this Agreement is terminated pursuant to Section
9.2 below. Unless otherwise provided therein, expiration or termination of this Venture Participation Agreement shall not cause the termination of any of the agreements executed pursuant hereto.

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   9.2  Termination. (a) This Agreement shall terminate as to all of the Parties upon occurrence of any of the following:

          (i)  the mutual written agreement to terminate by all of the Parties;

          (ii) at the option of a non-breaching Party, in the event that any other Party or any of its Affiliates breaches a material term or condition of this Agreement or of the Partnership Agreement and fails to cure, or to initiate action necessary to cure with reasonable diligence, the same within fifteen (15) days of written notice thereof from such non-breaching Party; or

          (iii) at the option of the other Parties upon the making of an assignment by a Party for the benefit of its creditors, or the appointment of a receiver or trustee for all or a part of a Partys property, or the filing of a petition by or against a Party for its reorganization or for an arrangement under any bankruptcy law or other law, provided that said Party shall have sixty
(60) days in which to discharge such proceedings if the same are involuntarily brought.

         (b) This Agreement shall terminate as to any Party whose Partner ceases to own any Partnership Interest as the result of the purchase of such Partnership Interest pursuant to Section 10.2 or 11.2(a) (ii) of the Partnership Agreement.

10. Alternative Dispute Resolution.

    10.1 Commitment To Alternate Dispute Resolution. The Parties intend to and do hereby establish an Alternative Dispute Resolution ("ADR") procedure to be followed by the Parties hereto in the event any controversy should arise out of or relate to this Agreement or the performance hereof.

    10.2 Step One: Correspondence, Followed By Meeting. (a) Any Party hereto may initiate ADR proceedings by sending a written notice (in the manner provided in Section

12.2 below) to the other Party(s) setting forth the particulars of the dispute, the term(s) of the Agreement that are involved, and a suggested resolution of the problem. The sending of such a notice will toll the running of any applicable statute of limitation.

        (b) The recipient(s) of the notice must respond by appropriate written notice thin 20 days with its (their) response(s) to the proposed solution. The failure of the recipients(s) to send such response notice shall not impair their rights or remedies subsequent in the ADR process or thereafter.

        (c) If correspondence does not resolve the dispute, then the Parties hereto shall meet within 15 days of the receipt of the response at a mutually acceptable place and attempt to resolve the matter.

        (d) If this meeting is not productive of a resolution, then senior executive officers of each of the Parties are authorized to and shall meet within 30 days of the first meeting of the Parties and personally confer in a bona fide attempt to resolve the matter. Should this step not produce resolution, then the Parties agree to mediation as provided in Article 10.3, hereinbelow.

    10.3 Step Two: Non-Binding Mediation. (a) In the event that the controversy is not resolved by informal negotiation within 30 days (or any mutually agreed extension of time) of the first meeting between the executives, the case may be referred by any Party hereto to any mutually acceptable arbitration and mediation service ("mediation service") for an informal, non-binding conference or conferences between the Parties in which a neutral mediator will seek to guide the Parties to a resolution of the case.

          (b) If the Parties to the controversy can agree that the controversy involves primarily a given area or field of expertise (for example, an accounting issue or a dispute involving petrochemical engineering), then such Parties shall instruct the mediation service to provide a list and the resumes of professionals in that area or field of expertise who would be willing to serve as a mediator. If the Parties are not able to so agree, then the mediator shall be a retired judge or justice at the mediation service. In either case, the Parties are free to select any mutually acceptable panel member of the list so provided by the mediation service. If the Parties cannot agree or have no particular choice of mediator, then a list and resumes of available mediators numbering one more than there are Parties will be sent to the Parties, each of who may strike one name leaving the remaining name as the mediator. If more than one name remains, the designated mediator shall be selected by the mediation service from the remaining names.

          (c) The steps provided hereinabove dealing with mandatory negotiation and mandatory mediation are deemed arbitration clauses for the purpose of enforcing compliance with their provisions, but not for the purposes of enforcing the mediator's decision or recommendation (which the Parties acknowledge is non-binding). Any Party to this Agreement may seek compliance with these contract provisions by petition to any court of general jurisdiction. The prevailing Party in any such motion shall be entitled to the court's order for payment of attorney fees and costs in connection with said motion.

          (d) The mediation process is to be considered settlement negotiation for the purpose of all state and federal rules protecting disclosures made during such conferences from later being discovered or used in evidence. The entire mediation procedure is confidential, and no stenographic or other record shall be made save and except to reviews and memorialize a settlement record. All conduct, statements, promises, offers, views, opinion, oral or written, made in the course of the mediation by any Party or their agent, employee. or attorney are confidential and, where appropriate, are to be considered attorney work product and privileged. Such conduct, statements, promises, offers, views and opinions shall not be discoverable nor admissible for any purpose, including impeachment, in any adjudication of or other proceeding involving the Parties; provided, however, that evidence otherwise discoverable or admissible is not excluded from discovery or admission in evidence simply as a result of its being used in connection with this settlement process.

          (e) In the event any Party has substantial need for information in possession of any other Party in order to prepare for the mediation conference(s), the Parties shall attempt in good faith to agree upon procedures for the expeditious exchange of such information, with the help) of the mediator if required.

         (f) No later than one week prior to the first scheduled mediation session, each Party shall deliver to the mediator and at the same time serve a copy on all other Parties a concise written summary of its position, including a proposed solution to the matter(s) in controversy, and all necessary documents.


         (g) The mediator at some point in the mediation process will, if requested by any of the Parties, give an opinion on the probable outcome of the case and the ranges of values both in terms of settlement and trial if the matter were to be adjudicated. The mediator will, in the absence of an instr-uction from the Parties to the contrary, give recommendations on terms of possible settlement conditions to be imposed upon the Parties (if appropriate). The mediator's opinion shall be based on the material and information then available to all Parties. The opinions and recommendations of the mediator are not binding on the Parties.

         (h) The fees and costs of the mediation shall be in accordance with the then current fee schedule at the mediation service and will, in the absence of an agreement to the contrary, be borne equally by all Parties.

         (i) The mediation process shall continue until the matter is resolved or the mediator makes a good faith finding that all reasonable settlement possibilities have been exhausted and there is no possibility of resolution through mediation.

         (j) Any previously tolled statute of limitation will begin running again upon the mediator's finding that the mediation process is concluded. If the mediation process concludes without final resolution of all disputes, then the Parties shall, subject to Section 10.4 below, be free to pursue all rights and remedies at law or in equity which they may otherwise have available.

    10.4 Step Three: Adjudication by Binding Arbitration After Failed Mediation. Should any disputes remain existent between the Parties after completion of the mediation process set forth above, then all remaining controversies or claims arising out of or relating to this Agreement or the performance thereof shall be settled by final and binding arbitration in accordance with the Rules of Practice and Procedure for the Arbitration of Com-mercial Disputes attached hereto as Exhibit "B" and made a part hereof.

11. Representations and Warranties.

    11.1 Sun hereby represents and warrants to Enterprise and LEC as follows:

          (a) Each of Sun and the Sun Partner is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective incorporation and is duly qualified to do business wherever necessary to carry on its present operations.

          (b) The execution, delivery and performance by each of Sun and the Sun Partner of this Agreement and the documents referenced herein to which each is or is to be a party have been authorized by all necessary corporate action, and do not and will not: (i) require any consent or approval of the stockholders of any such Party, (ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to any such party, or (iii) violate its charter or by-laws.

          (c) This Agreement is the legal and binding obligation of Sun, enforceable in accordance with its terms against Sun; and any other document required by this Agreement to be delivered by Sun, or the Sun Partner hereunder, when duly executed and delivered by such parry will be the legal and binding obligation of such party, enforceable in accordance with its terms against such party.

  11.2  Enterprise hereby represents and warrants to Sun and LEC as follows:

          (a) Enterprise is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified to do business wherever necessary to carry on its present operations.

          (b) The execution, delivery and performance by Enterprise of this Agreement and the documents referenced herein to which it is or is to be a party have been authorized by ail necessary corporate action, and do not and will not:
(i) require any consent or approval of its stockholders, (ii) violate any law, rule, regulation. order, or decree presently in effect and having applicability to it, or (iii) violate its charter or by-laws.

          (c) This Agreement is the legal and binding obligation of Enterprise, enforceable in accordance with its terms against Enterprise; and any other document required by this Agreement to be delivered by Enterprise, whether as a Party or a Partner hereunder, when duly executed and delivered by Enterprise, will be the legal and binding obligation of Enterprise, enforceable in accordance with its terms against Enterprise.

  11.3 LEC hereby represents and warrants to Sun and Enterprise as follows:

          (a) Each of LEC and the LEC Partner is a corporation duly organized, validly existing and in good standing under the laws of the state of its respective incorporation and is duly qualified to do business wherever necessary to carry on its present operations.

          (b) The execution, delivery and performance by each of LEC and the LEC Partner of this Agreement and the documents referenced herein to which each is or is to he a party have been authorized by all necessary corporate action, and do not and will not: (i) require any consent or approval of the stockholders of any such party, (ii) violate any law, rule, regulation, order, or decree presently in effect and having applicability to any such party, or (iii) violate its charter or by-laws.

         (c) This Agreement is the legal and binding obligation of LEC, enforceable in accordance With its terms against LEC; and any other document, required by this Agreement to be delivered by LEC, or the LEC Partner hereunder. when duly executed and delivered by such party, will be the legal and binding obligation of such party, enforceable in accordance with its terms against such party.

12. Miscellaneous.

    12.1 This Agreement, along with the agreements referenced herein, shall constitute the entire agreement among the Parties with respect to the subject matter hereof, and shall supersede all prior agreements or understandings, oral or written, among the Parties with respect thereto and no amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by all Parties. In the event of any inconsistency between the provisions of this Venture Participation Agreement and any of the agreements referenced herein, the provisions of this Venture Participation Agreement shall control.

    12.2 All notices, requests, demands, directions and other communications provided for herein shall be in writing and shall be deemed to have been properly given or made if (i) delivered in person, sent by overnight courier, facsimile or tested telex to the applicable Party or Parties at the address(es) for personal delivery indicated below, or (ii) mailed, postage prepaid, by certified or registered mail with return receipt requested, to the applicable Party or Parties at the address(es) for mail indicated below:

(a) Sun:

for personal delivery:                       for mail:
Sun Company, Inc. (R&M)                      Sun Company, Inc. (R&M)
1801 Market Street                           1801 Market Street
Philadelphia, PA 19103                       Philadelphia. PA 19103
Attn: John G. Harron                         Attn: John G. Harron
Telex: RCA 244941
Facsimile: (215) 246-8354

With Copy to: Law Department
Facsimile: (215) 977-6878

(b) LEC:

for personal delivery:                     for mail:
Liquid Energy Corporation                  Liquid Energy Corporation
2001 Timberloch Place                      P. 0. Box 4000
The Woodlands. TX 77380                    The Woodlands. TX 77387
Attn: Sr. Vice President                   Attn: Sr. Vice President
Telex: 775889 MEDCWDLS
Facsimile: (713) 377-6195

(c) Enterprise:


for personal delivery:                     for mail:
Enterprise Products Company                Enterprise Products Company
2727 North Loop West                       P. 0. Box 4324
Houston, TX 77210                          Houston, TX 77210
Attn: President                            Attn: President
Telex: 3734597
Facsimile: (713) 880-6570


Notice given as aforesaid shall be deemed to have been given upon receipt or refusal of receipt by the addressee. Any Party may change its respective address, telex or facsimile number by giving written notice of such change to the remaining Parties in accordance with the terms of this Section.

    12.3 The failure of any Party to enforce any right or provision hereof shall not be considered a waiver by such Party of its right to enforce such right or provision in the future.

    12.4 THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. IN IMPLEMENTING THIS AGREEMENT THE PARTIES SHALL COMPLY WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS, AND NO PROVISION(S) OF THIS AGREEMENT SHALL BE CONSTRUED TO PROVIDE OTHERWISE.

    12.5 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    12.6  The following provisions shall survive any termination of this
Agreement: Sections 5.5 and 5.6 and Articles 6, 7, 10 and 12.

    12.7 Captions contained in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

    12.8 Terms stated in the masculine gender shall be construed, as appropriate in context, as applying to the neuter gender, and vice versa, and terms stated in either such gender shall be construed, as appropriate in context, as applying to the feminine gender. Terms stated in the singular shall be construed, as appropriate in contex as the plural, and vice versa.

    12.9 This Agreement may be executed in several separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

    12.10 This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns, but shall not otherwise inure to the benefit of any other third party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

                         SUN COMPANY, INC. (R&M)
                         By: /s/ DAVID E. KNOLL
                            -----------------------------
                         Name Printed: David E. Knoll

                         Title: President

                         ENTERPRISE PRODUCTS COMPANY
                         By: /s/ CHARLES J. ROTH
                            ----------------------------
                         Name Printed: Charles J. Roth
                                      ------------------
                         Title: Executive Vice President
                               -------------------------

                         LIQUID ENERGY CORPORATION
                         By: /s/ MICHAEL C. HERRMANN
                            ----------------------------
                         Name Printed:Michael C. Herrman

                         Title: Sr. Vice President
                               -------------------------

                                  EXHIBIT "B"

                        RULES OF PRACTICE AND PROCEDURE
                              FOR THE ARBITRATION
                             OF COMMERCIAL DISPUTES

1. AGREEMENT OF PARTIES

    The parties shall be deemed to have made these rules a part of their arbitration agreement whenever they have provided for arbitration of disputes. The parties, by written agreement, may vary the procedures set forth in these rules.

2. INITIATION OF ARBITRATION

    Arbitration shall be initiated in the following manner:

    (a) Unless barred by an applicable statute of limitations, any party bound by the arbitration agreement which has a claim, dispute or controversy ("Claimant") may initiate an arbitration by serving all other parties to the arbitration agreement ("Respondent(s)") with written notice ("Claimant's Notice") of the nature of the claim, dispute or controversy, a demand for arbitration and Claimant's selection of a nationally recognized arbitration service ("Arbitration Service") which utilizes former judges and/or justices as arbitrators. A claim shall be waived and forever barred if on the date Claimant's Notice is received by Respondent(s), the claim is found by the Arbitrator (selected as provided hereinbelow) to be barred by the applicable statute of limitation (after allowing for any agreed tolling of such statute of limitations).

     (b) Respondent(s) shall, in a written response delivered to Claimant within ten (10) days of receipt by Respondent(s) of Claimant's Notice, either consent to Claimant's selection of the Arbitration Service or select an alternative Arbitration Service. If Respondent(s) fail or refuse timely to either consent or select an alternative, then Claimant's selection shall be utilized as the Arbitration Service hereunder. If Respondent(s) select an alternative Arbitration Service then Claimant and Respondent(s) shall immediately attempt to reach agreement on a mutually acceptable Arbitration Service. If such agreement is not reached within ten (10) days of Respondent(s)' selection of an alternative Arbitration Service then the American Arbitration Association shall be utilized as the Arbitration Service hereunder.

     (c) Respondent(s) shall file an answering statement, including counterclaim, if any, with Claimant within thirty (30) days of receipt of Claimant's Notice. If a counterclaim is asserted, it shall contain a statement setting forth the nature of the counterclaim, the amount involved, if any, and the remedy sought. If no answering statement is filed within the stated time, it will be treated as a denial of the claim. Failure to file an answering statement shall not operate to delay the arbitration.

                              Exhibit "B" Page 1

    (d) Claimant and Respondent(s) shall file copies of the notice of claim and answering statement, the amount involved, if any, and the remedy sought with the Arbitration Service upon its selection, together with appropriate filing fees as required by such service.

3. CHANGES OF CLAIM

    After filing a claim if either party desires to make any new or different claim or counterclaim, same shall be made in writing and filed with the Arbitration Service and a copy shall be mailed to the other party, who shall have a period of ten (10) days from the date of such mailing within which to file an answer with the Arbitration Service. After the Arbitrator is appointed hereinbelow, however, no new or different claim may be submitted except with the Arbitrator's consent.

4. SELECTING THE ARBITRATOR

     The arbitration will be heard and presided over by a single neutral arbitrator ("Arbitrator") selected by mutual agreement from the Arbitration Service's panel. If the parties are unable to agree on an Arbitrator within thirty (30) days of the selection of the Arbitration Service, the Arbitration Service will provide a list of prospective arbitrators from their panel numbering one more than there are parties to the dispute. Each party may then strike one name and the remaining panelist will serve as the designated Arbitrator. If more than one panelist remains, then the Arbitration Service shall choose one of the remaining panelists to serve as the designated Arbitrator.

    If, for any reason, the Arbitrator should fail or be unable to perform the duties of his office, then the Arbitration Service may declare the office vacant and said vacancy shall be filled in accordance with the terms of this Article for the original designation of Arbitrator.

5. PRE-HEARING CONFERENCE

    Once the Arbitrator has been selected, he will promptly schedule a pre-hearing conference for the purpose of ascertaining and narrowing the issues, establishing a discovery plan and selecting settlement conference dates, as well as establishing such other rules and procedures as may be agreed upon by the parties, or ordered by the Arbitrator in furtherance of the prompt resolution of the dispute.

6. SETTLEMENT CONFERENCE

    Settlement conferences may be ordered at such times during the pendency of the arbitration as may be deemed appropriate by the Arbitrator or at any time upon the request of one or all of the parties. At least one settlement conference must be held prior to the commencement of the arbitration hearing.

                              Exhibit "B" Page 2

7. DISCOVERY

    Discovery shall be at the discretion of the Arbitrator and allowed upon a showing of good cause utilizing the following guidelines:

(a) The Arbitrator shall have discretion to order pre-hearing exchange of information, including but not limited to, the production of requested documents and the exchange of summaries of testimony of proposed witnesses.

(b) The deposition of the Claimant(s) and Respondent(s) shall be allowed as a matter of right. One set of interrogatories approved by the Arbitrator shall be allowed. There shall be an early and prompt designation and exchange of the names and addresses of expert witnesses who may be called to testify at the arbitration hearing. Their depositions and all others shall be allowed upon a showing of good cause.

8. MOTIONS

    In keeping with the intent of the parties in entering into an arbitration agreement for the rapid and economic resolution of their disputes, all pre-arbitration motions not designed to expedite the resolution of the dispute are discouraged. Counsel are urged to seek the informal advice and assistance of the Arbitrator to resolve interim disputes.

    At the pre-hearing conference or other appropriate time, the Arbitrator may establish notice requirements and other rules as may be appropriate for the hearing of motions including presentation of issues by telephone or letter as opposed to formal pleadings.

9. APPLICABLE LAW

    Unless otherwise provided, the Arbitrator shall follow the substantive law and the rules of evidence for the trial of civil actions of the State of Texas.

10. DATE, TIME & PLACE OF HEARING

    The Arbitrator shall set the date, time, and place for each hearing and shall mail to each party notice thereof at least thirty (30) days in advance, unless the parties by mutual agreement waive such notice or modify the terms thereof. The arbitration hearing shall take place no sooner than thirty (30) days nor later than one year from the date of the initial prehearing conference unless agreed to by the parties or ordered by the Arbitrator.

11. STENOGRAPHIC RECORD

    A stenographic record shall be made of the hearing. The cost of such record shall be shared equally by the parties participating in such hearing. Copies of the stenographic record shall be provided to the Arbitrator and all of the parties. In addition, the Arbitrator shall cause all pleadings filed by the parties to be included with the stenographic record.

                              Exhibit "B" Page 3

The pleadings and the stenographic record of the hearing shall constitute the official record of the proceedings.

12. ARBITRATION IN THE ABSENCE OF A PARTY OR REPRESENTATIVE

    The arbitration may proceed in the absence of any party or representative who, after due notice, fails to appear. However, an award shall not be made solely on the default of a party, and the Arbitrator shall require the appearing party who is present to submit such evidence as necessary for the making of an award.

13. WAIVER OF RULES

    Any party who proceeds with the arbitration after knowledge that any provision or requirement of these rules has not been complied with and who fails to state an objection thereto in writing shall be deemed to have waived the right to object.

14. SERVING NOTICE

    Each party shall be deemed to have consented that any papers, notices, or process necessary or proper i) for the initiation or continuation of any arbitration under these rules; ii) for any court action in connection therewith; or iii) for the entry of judgment on any award made under these rules, may be served on a party by certified or registered mail, addressed to the party or its representative at the last known address, or by personal service provided that reasonable opportunity to be heard with regard thereto has been granted to the party.

15. TIME AND FORM OF AWARD

    The award shall be made promptly by the Arbitrator and, unless otherwise agreed by the parties or specified by law, no later than thirty (30) days from the close of the hearing. The award shall be in writing and signed by the Arbitrator. If requested to do so by any of the parties at the time the matter is submitted for decision, the Arbitrator shall include a statement of his findings of fact and conclusions of law on a particular point or reasons for the award.

16. APPLICATION TO COURT AND EXCLUSION OF LIABILITY

(a) No judicial proceeding by a party relating to the subject matter of the arbitration shall be deemed a waiver of the party's right to arbitrate.

(b) Neither the Arbitration Service nor any Arbitrator in a proceeding under these rules is a necessary party in judicial proceedings relating to the arbitration.

(c) Parties to these rules shall be deemed to have consented that judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

                              Exhibit "B" Page 4

(d) Notwithstanding anything to the contrary herein, any party may seek in any federal or state court having jurisdiction thereof to conform, modify, correct, reject, reverse or accept in whole or in part, the award of the Arbitrator as the court may deem necessary and proper in the particular circumstances of the case. The award of the Arbitrator shall be subject generally to the same standards of review as that accorded under the Texas General Arbitration Act. Vernon's Ann Civ. St. Article 224 et seq. The Court shall not be limited in its deliberation and review to the grounds set forth in the Texas General Arbitration Act. Any arbitration award shall be subject to appeal only like a final judgment entered in a trial court in the State of Texas, and the arbitration award may be upheld, modified or vacated as though it were a final judgment from a trial court.

17. COSTS

     Each party shall be responsible for its own costs and witness fees incurred in any arbitration. The costs of the Arbitration Service and the Arbitrator shall be shared equally by the parties.

18. CONFIDENTIALITY

     The entire record of the proceedings shall be kept strictly confidential by the parties. No party shall disclose, or allow to be disclosed, any of the information that my be elicited in the course of discovery unless and until a judgment on the Arbitrators award is sought in any federal or state court having jurisdiction Provided, however, if any request is received.from a governmental agency or by subpoena to disclose any of the information which has been deemed to be confidential, the request shall be relayed to the other parties to this agreement. If any party to this agreement wishes not to have the information disclosed to said third party, then the party not wishing to have such information disclosed shall, at its sole cost and expense, take such actions as it deems advisable to permit the party from whom the information is requested not to be required to disclose the requested information. The party desiring not to have such information disclosed shall indemnify the other party from whom the information is sought against any liability which it might incur as a result of its nondisclosure of the information. Any information required to be disclosed as a result of a nonappealable court order may be disclosed.

19. INJUNCTIVE RELIEF

The Arbitrator shall not have the power to grant any injunctive relief against any of the parties.

                              Exhibit "B" Page 5